UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2005

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-112169	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Six, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2005, we caused our wholly-owned subsidiaries, Apple Six Hospitality, Inc., Apple Six Hospitality Ownership, Inc., and Apple Six Hospitality Texas, L.P., to enter into separate purchase contracts for the potential purchase of seven hotels. For simplicity, our purchasing subsidiaries will be collectively referred to below as “Hospitality.” Six of the hotels are already in operation and one is currently under construction.

The table below describes the seven hotels:

Hotel Description

Hotel	Franchise (a)	Seller	Purchaser	Number of Rooms (b)	Purchase Price
Arlington, Texas	TownePlace Suites by Marriott	TPSA Hotel Property, Ltd.	Apple Six Hospitality Texas, L.P.	95	$7,148,000

Arlington, Texas	SpringHill Suites by Marriott	WIV Hotel Property, Ltd.	Apple Six Hospitality Texas, L.P.	122	7,486,000

Las Colinas, Texas	TownePlace Suites by Marriott	LCTP Hotel Property, Ltd.	Apple Six Hospitality Texas, L.P.	136	7,178,000

Tempe, Arizona	SpringHill Suites by Marriott	TemField Hotel Property, L.P.	Apple Six Hospitality Ownership, Inc.	121	8,060,000

Tempe, Arizona	TownePlace Suites by Marriott	TATP Hotel Property, L.P.	Apple Six Hospitality Ownership, Inc.	119	8,128,000

McAllen, Texas	Hilton Garden Inn	McHot Property, L.P.	Apple Six Hospitality Texas, L.P.	104	9,000,000

Brownsville, Texas	Courtyard by Marriott	BMC Hotel Property, Ltd.	Apple Six Hospitality Texas, L.P.	90	8,550,000

TOTAL				787	$55,550,000

Notes for Hotel Description:

(a) All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

(b) The hotel in Brownsville, Texas is currently under construction. The number of rooms for this hotel refers to the expected number of rooms upon completion.

The sellers are affiliated with each other but do not have any material relationship with us or Hospitality. The aggregate initial deposit with respect to all of the purchase contracts was $700,000 ($100,000 per hotel). Each of the $100,000 deposits is refundable to Hospitality upon its election to terminate a purchase contract during Hospitality’s “review period,” which ends on August 19, 2005. If a purchase contract is not terminated during the review period, an additional deposit of $100,000 (or $327,000 for the hotel under construction) is required for the hotel within 2 business days after the expiration of the review period. If Hospitality terminates a purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposit under the contract to the applicable seller. If a closing occurs under a purchase contract, the applicable deposit will be credited toward the purchase price.

The deposits under the purchase contracts were funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the purchase price under a purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

If Hospitality closes under a purchase contract, the applicable hotel will be covered by a separate hotel lease agreement between Hospitality and another one of our wholly-owned subsidiaries as the lessee. Our leasing subsidiaries will be Apple Six Hospitality Management, Inc. or its wholly-owned subsidiaries.

As a part of the purchase contracts, each seller has agreed to assign its interest in its existing franchise agreement with the franchisor, and its interest in its existing management agreement with the property manager, to Hospitality upon closing. In exchange, Hospitality has agreed to assume all of the obligations of each seller under the respective franchise and management agreements. Upon closing, however, Hospitality may terminate any existing franchise and management agreements so that Hospitality, or one of its wholly-owned subsidiaries, could enter into new franchise and management agreements.

During the review period, Hospitality will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Hospitality may terminate a purchase contract at any time during the review period for any reason. Hospitality may become aware of facts or conditions pertaining to some or all of the hotels as a result of its review that will cause it to terminate its agreement to purchase some or all of the hotels.

A number of closing conditions must be met before or at the closing for each hotel, and several of these conditions are currently unsatisfied. They include but are not limited to the following: completion of construction of the hotel (where applicable); the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and the applicable franchise and management agreements shall have been assigned to Hospitality or new franchise and management agreements shall have been executed for the property. If the review period has expired and a condition to closing is not satisfied under a particular contract, then Hospitality can terminate that purchase contract and receive the applicable deposit in return.

As of the date of this report, Hospitality has not become aware of any material obstacles to closing. Due to the unsatisfied conditions to closing, however, there can be no assurance that Hospitality will acquire all, or any, of the seven hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

June 27, 2005